Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of

October 19, 2004

between

PHOTONIC PRODUCTS GROUP, INC.,

MRC PRECISION METAL OPTICS, INC.

and

FRANK E. MONTONE

relating to the purchase and sale of

100% of the Capital Stock

of

MRC PRECISION METAL OPTICS, INC.

EXECUTION COPY

STOCK PURCHASE AGREEMENT

AGREEMENT dated as of October 19, 2004 between Photonic Products Group, Inc., a New Jersey corporation (the “Buyer”), MRC Precision Metal Optics, Inc., a Florida corporation (the “Company”), and Frank E. Montone, the sole shareholder of the Company (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Company owns and operates a business based in Sarasota, Florida, principally engaged in the business of producing precision optics and assemblies principally for customers in the domestic and foreign commercial, aerospace and military markets (collectively, the “Business”);

WHEREAS, Seller is the legal and beneficial owner of all of the issued and outstanding capital stock of the Company; and

WHEREAS, Seller desires to sell and transfer to the Buyer, and the Buyer desires to purchase from Seller, all of the outstanding shares of capital stock of the Company, all as more specifically provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.01                           Definitions.  (a)  The following terms, as used herein, have the following meanings:

“Accounts Payable” has the meaning ascribed to such term in Section 4.22.

“Accounts Receivable” has the meaning ascribed to such term in Section 4.19.

“Adjusted Inventory Amount” has the meaning ascribed to such term in Section 6.09.

“Affected Properties” has the meaning ascribed to such term in Section 4.15.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Ancillary Agreements” means any certificate, agreement, document or other instrument to be executed and delivered by Seller and/or Buyer in connection with the transactions contemplated by this Agreement including, without limitation, the Montone Employment Agreement, the Buyer Note and the Indemnification Agreement.

“Annual Cash Flow Excess” has the meaning ascribed to such term in Section 2.03

“Annual Cash Flow Shortfall” has the meaning ascribed to such term in Section 2.03

“Baseline Cash Flow” has the meaning ascribed to such term in Section 2.03

“Benefit Arrangement” means each (i) employee benefit plan, as defined in Section 3(3) of ERISA; (ii) employment contract and (iii) bonus, deferred compensation, incentive compensation, performance compensation, stock purchase, stock option, stock appreciation, restricted stock, phantom stock, saving and profit sharing, severance or termination pay (other than statutory or the common law requirements for reasonable notice), health, vision, dental or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, holiday pay, fringe benefit, reimbursement program, life insurance, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, pension retirement, supplementary retirement, welfare or other employee plan, program, policy or arrangement, whether or not subject to ERISA, and whether written or unwritten, funded or unfunded, which any current or former employee, officer or director of the Company or any ERISA Affiliate participated or participates in or was or is covered under, or was or is otherwise a party, and with respect to which the Company or any ERISA Affiliate is or ever was a sponsor or participating employer, or had or has an obligation to make contributions, or was or is otherwise a party.

“Business” has the meaning ascribed to such term in the Recitals.

“Business Real Properties” has the meaning ascribed to such term in Section 4.06.

“Buyer Note” means the 6% promissory note, in the amount of $175,000.00, to be issued by the Buyer on the Closing Date in the form of Exhibit A attached hereto.

“Cash Portion” has the meaning ascribed to such term in Section 2.02

“Closing” has the meaning ascribed to such term in Section 3.01

“Closing Date” means the date of the Closing.

“Code” has the meaning ascribed to such term in Section 4.13.

“Common Stock” means the common stock, par value $1.00 per share, of the Company.

“Company” means MRC Precision Metal Optics, Inc., a Florida corporation.

“Competitive Products and Processes” has the meaning ascribed to such term in Section 6.03.

“Contracts” has the meaning ascribed to such term in Section 4.20.

“Damages” has the meaning ascribed to such term in Section 10.02

“Eligible Cash Flow” has the meaning ascribed to such term in Section 2.03.

“Employees” has the meaning ascribed to such term in Section 4.16.

“Environmental Laws” means any domestic or foreign federal, state, provincial, county, municipal and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement, policy or agreement with any Governmental Authority, (i) relating to pollution (or the assessment, investigation or cleanup thereof or the filing of information with respect thereto), human health or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life or any other natural resource or (ii) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect.  The term Environmental Law includes, without limitation: (i) the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A. §§9601, et seq., the Clean Air Act, 42 U.S.C.A. §§7401, et seq., the Clean Water Act, 33 U.S.C.A. §§1251, et seq., the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984), 42 U.S.C.A. §§6901, et seq., the Toxic Substances Control Act, 15 U.S.C.A. §§2601, et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.A. §§136, et seq., the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C.A. §§11001, et seq., and the Occupational Safety and Health Act of 1970, 29 U.S.C.A. §§51, et seq., each as amended and as now or hereafter in effect; and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Regulated Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Company, any other Person that, together with the Company, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Facility” means the Company’s facility (inclusive of the land and all other improvements thereon associated therewith) located at 6455 Parkland Drive, Sarasota, Florida.

“Financial Statements” has the meaning ascribed to such term in Section 4.08.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Independent Accounting Firm” means any nationally recognized independent certified public accounting firm mutually acceptable to Buyer and Seller.

“Indemnification Agreement” means the Indemnification and Release Agreement to be entered into by and among Seller, Bonnie Montone and Buyer on the Closing Date in the form of Exhibit B attached hereto.

“Indemnified Party” has the meaning ascribed to such term in Section 10.02.

“Indemnifying Party” has the meaning ascribed to such term in Section 10.02.

“Intellectual Property Rights” means (1) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Interim Financial Statements” has the meaning ascribed to such term in Section 4.08.

“Inventory” means all raw material inventories, warehouse stock, parts, inventories, material, supplies, work-in-progress and finished products, including without limitation, packaging and shipping materials.

“Inventory Cost Data” has the meaning ascribed to such term in Section 6.09.

“Inventory Determination” has the meaning ascribed to such term in Section 6.09.

“IRS” means the Internal Revenue Service.

“Laws” has the meaning ascribed to such term in Section 4.03.

“Liabilities” of any Person shall mean all obligations and liabilities or such Person (i) for borrowed money, including related fees and expenses, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) any unfunded Benefit Arrangement, (v) under letters of credit or acceptance facilities, (vi) secured by any Liens or (vi) in the nature of guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss, including guarantees of the obligations described in clauses (i) through (vi) above to any other Person.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Company.  A “Material Adverse Effect” shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (individually or when taken together with all other states of facts, changes, events, effects or occurrences that have occurred or been threatened) prevents or could reasonably be expected to prevent the performance by Seller of any of his obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

“Montone Employment Agreement” means the Employment Agreement to be entered into by and between Seller and Buyer on the Closing Date in the form of Exhibit C attached hereto.

“Non-Compete Consideration” has the meaning ascribed to such term in Section 6.03.

“Person” means an individual, partnership, corporation, limited liability company or any other entity, joint stock company, unincorporated organization or association, trust or joint venture, or a Governmental Authority.

“Pre-Closing Tax Period” means: (i) any Tax period ending on or before the Closing Date; and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date, determined in accordance with Section 7.05.

“Purchase Price” has the meaning ascribed to such term in Section 2.02

“Real Property Leases” has the meaning ascribed to such term in Section 4.06.

“Regulated Substances” means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, solid or hazardous waste, flammable materials, explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

“Restricted Period” has the meaning ascribed to such term in Section 6.03.

“Shares” has the meaning ascribed to such term in Section 2.01

“Subsidiary” shall mean any entity with respect to which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses are owned, controlled or held, directly or indirectly, by the Company.

“Tax” means any of the following, and “Taxes” means all of the following, imposed by or payable to any Governmental Authority:  any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including Taxes under section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, or value added Tax, any alternative or add-on minimum Tax, any estimated Tax, and any levy, impost, duty, assessment or withholding in the nature of a Tax, in each case including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Returns” means any returns, declarations, reports, claims for refund, information returns or statements relating to Taxes, including any schedules or attachments thereto, and any amendments thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Authority responsible for the imposition or collection of Taxes.

“Transaction Proposal” has the meaning ascribed to such term in Section 6.06.

“WARN Act” means the Worker Adjustment and Retaining Notification Act of 1988, as amended.

ARTICLE 2
PURCHASE AND SALE; PURCHASE PRICE

2.01                           Purchase and Sale of Stock.  Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants, and agreements contained herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer an aggregate of one hundred (100) shares (the “Shares”) of the Common Stock, par value $1.00 per share, of the Company, constituting all of the issued and outstanding shares of the Company’s capital stock, and the Buyer shall purchase such Shares from Seller.

2.02                           Purchase Price.

(a)                                  The aggregate purchase price (the “Purchase Price”) to be paid by Buyer for the Shares shall be an amount equal to (i) Five Hundred Fifteen Thousand and No/100 Dollars ($515,000.00), plus (ii) any and all amounts to which Seller may become entitled to receive, if any, in accordance with the provisions of Section 2.03.

(b)                                 Subject to the terms and conditions set forth herein, the Buyer shall pay the Purchase Price as follows: (i) Three Hundred Forty Thousand and No/100 Dollars ($340,000.00) of the Purchase Price shall be paid by the Buyer to Seller at the Closing by wire transfer or by certified or bank cashier’s checks (the “Cash Portion”); (ii) One Hundred Seventy Five Thousand and No/100 Dollars ($175,000.00) of the Purchase Price shall be paid by the Buyer to Seller by Buyer’s execution and delivery of the Buyer Note; and (iii) the balance of the Purchase Price shall be paid in accordance with the terms of Section 2.03.

2.03                           Earn-Out.

(a)                                  Buyer shall pay annually to Seller an amount (“Annual Earnout Payment”) equal to (i) the excess, if any, of (A) Eligible Cash Flow for the Company during each fiscal year during the five (5) year period beginning on January 1, 2005 and ending on December 31, 2009 (each, an “Earnout Period”) in excess of (B) $300,000 (“Baseline Cash Flow”) (such excess being the “Annual Cash Flow Excess”), multiplied by (ii) 20%.  In no event shall an Annual Earnout Payment exceed $60,000 for any Earnout Period (“Earnout Cap”); provided, however, that if the Earnout Cap has not been reached in an Earnout Period, the shortfall between the Earnout Cap and the Annual Earnout Payment actually paid with respect to such Earnout Period shall be carried over to future Earnout Periods and such amount may be payable in excess of the Earnout Cap in such Earnout Periods to the extent otherwise earned under this Section 2.03 and to the extent not previously used to pay an Annual Earnout Payment; provided further, however, that in no event shall the aggregate Annual Earnout Payments exceed $300,000.  The Annual Cash Flow Excess shall be cumulative and shall be adjusted so that: (i) if in any prior Earnout Period(s) the Baseline Cash Flow exceeded the Eligible Cash Flow for that period (the “Annual Cash Flow Shortfall”), such cumulative Annual Cash Flow Shortfall is to be subtracted from the Annual Cash Flow Excess to determine whether a payment is due to Seller for such current period; and (ii) if, but for the Earnout Cap, the amount of Annual Cash Flow Excess in any prior Earnout Period(s) would have resulted in an Annual Earnout Payment exceeding the Earnout Cap (as adjusted pursuant to this Section 2.03), such unused portion of the Annual Cash Flow Excess (i.e., the amount of Annual Cash Flow Excess above the amount needed to reach the Earnout Cap for the relevant Earnout Period) shall be added to Eligible Cash Flow in subsequent Earnout Period(s), until such additional Annual Cash Flow Excess has been used in determining whether a payment is due to Seller for a subsequent Earnout Period.  The Annual Earnout Payment will be paid to Seller within forty-five (45) days after the Eligible Cash Flow has been determined for a particular Earnout Period.

(b)                                 By way of example:

(i)                                     If in Year One, the Annual Cash Flow Excess equals $200,000, the Annual Earnout Payment would equal $40,000.  In Year Two, if the Annual Cash Flow

Excess equals $500,000, the Annual Earnout Payment would equal $80,000.  The $20,000 shortfall between the Earnout Cap and the Annual Earnout Payment in Year One would be added to the Earnout Cap for Year Two.  The unused $100,000 portion of the Annual Cash Flow Excess in Year Two would be carried over to, and included in, Eligible Cash Flow for Year Three.

(ii)                                  If in Year One, there is an Annual Cash Flow Shortfall of $100,000, no Annual Earnout Payment would be due and payable.  In Year Two, if the Annual Cash Flow Excess equals $300,000, the Annual Earnout Payment would equal $40,000, as the $100,000 Annual Cash Flow Shortfall from Year One would be subtracted from the Annual Cash Flow Excess from Year Two.  If in Year Two, the Annual Cash Flow Excess equals $700,000, the Annual Earnout Payment for Year Two would equal $120,000, because the $60,000 shortfall between the Earnout Cap and the Annual Earnout Payment paid in Year One would be carried over to, and would be payable in, Year Two, as earned.  The $100,000 Annual Cash Flow Shortfall from Year One would be subtracted from the Annual Cash Flow Excess from Year Two, however, leaving nothing to be carried over to Year Three.

(c)                                  For purposes of this Agreement, “Eligible Cash Flow” of the Company for any Earnout Period shall mean the Company’s cash flows as determined by Buyer.  In determining such cash flows:

(i)                                     Buyer’s Chief Financial Officer shall prepare a statement of cash flow based on the balance sheet and statement of operations of the Company for the relevant Earnout Period;

(ii)                                  The Company’s financial statements will be prepared in accordance with GAAP, except that all inter-company charges, apportioned corporate expense charges and direct corporate expense charges will be deemed to be cash expenditures during the period that they are charged to the Company.  For purposes of this Agreement, “apportioned corporate expenses” will be the lesser of: (1) 10% of the Company’s planned sales, as determined by Buyer during its annual planning cycle with management of the Company, and (2) the fraction of Buyer’s corporate expenses represented by (A) the Company’s planned sales divided by Buyer’s total planned sales times (B) the Buyer’s corporate expenses, as determined in the sole discretion of Buyer;

(iii)                               The Company’s incurred expenses charged to PPGI or any of its Subsidiaries (other than the Company) will be treated as cash received by the Company in the period that they are billed;

(iv)                              The long term debt of the Company set forth on Schedule 2.03(iv) shall not be included in the financial reporting of the Company; and

(v)                                 Any amounts actually set off by Buyer under the Buyer Note in payment of indemnification obligations of Seller or the Company shall be added back to the cash flows of the Company to the extent such amount is taken out of cash flows of the Company.

(vi)                              Notwithstanding the foregoing, (i) the annual Eligible Cash Flow shall be reduced by any amount that PPGI or the Company pays to settle any suit, action, demand, claim, arbitration or proceeding or investigation with respect to that certain License Agreement. dated April 7, 1997, between Leo Beiser Inc. and the Company, or as a result of any judgment against the Company in resulting therefrom, including without limitation all costs of litigation.  Any such payments and costs will apply to the Eligible Cash Flow in the year in which they are incurred, except that payments and costs in calendar year 2004 shall reduce Eligible Cash Flow for 2005.  Additionally, the aggregate Annual Earnout Cap of $300,000 shall be reduced by 20% of all amounts PPGI or the Company pays to settle any demand, claim or litigation with Leo Beiser Inc. or by way of judgment, including all costs of litigation; provided, however, that in no event shall the aggregate Annual Earnout Cap be reduced in excess of $15,000.  Notwithstanding anything to the contrary contained herein, in no event shall PPGI or the Company be liable for any amounts payable in settlement of any suit, action, demand, claim, arbitration or proceeding or investigation with respect to Leo Beiser Inc., or as a result of any judgment against the Company in resulting therefrom, including without limitation all costs of litigation, in excess of $75,000 in the aggregate, which excess shall remain the personal responsibility and liability of Seller.

(d)                                 The Eligible Cash Flow of the Company shall be determined by Buyer promptly after the end of each Earnout Period, but in no event later than one hundred twenty (120) days following the end of the relevant Earnout Period.  Copies of Buyer’s computation of the Eligible Cash Flow of the Company shall be submitted in writing to Seller by Buyer and, unless Seller notifies Buyer within forty-five (45) days after receipt of such computation that it objects to such computation of Eligible Cash Flow, the computation shall be binding and conclusive for the purposes of this Agreement.  Seller shall have access to the books and records of the Company during regular business hours to verify the computation of Eligible Cash Flow made by Buyer.

(e)                                  If Seller notifies Buyer in writing within forty-five (45) days after receipt of Buyer’s computation that it objects to the computation of Eligible Cash Flow set forth therein, Buyer and Seller will negotiate in good faith to resolve the dispute during the fifteen (15) day period following receipt of such notification.  If any such dispute is not resolved within such fifteen (15) day period, the disputed matter shall be promptly submitted to the Independent Accounting Firm for final resolution.  The Independent Accounting Firm will be requested to review only the matters in dispute between Buyer and Seller and to compute Eligible Cash Flow for the relevant Earnout Period.  In its determination, the Independent Accounting Firm shall be entitled to rely on work papers and similar items generated by Seller, on the one hand, and by Buyer, on the other, in respect of their determination of Eligible Cash Flow.  The decision of the Independent Accounting Firm shall be final and binding on the parties with respect to the disputed matters.  If the Independent Accounting Firm determines that Eligible Cash Flow has been understated by five (5%) percent or more, then Buyer shall pay the Independent Accounting Firm’s fees, costs and expenses.  If the Independent Accounting Firm determines that Eligible Cash Flow has not been understated or has been understated by less than five (5%) percent, then Seller shall pay the Independent Accounting Firm’s fees, costs and expenses.

ARTICLE 3
CLOSING; CLOSING DELIVERIES

3.01                           The Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) shall take place as promptly as practicable (and in any event within five (5) Business Days) after satisfaction or waiver of the conditions set forth in ARTICLE 8 (the “Closing Date”), at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey, or at such other date, time and place as the parties may agree.

3.02                           Documents to be Delivered by Seller at the Closing.  At the Closing, Seller agrees to deliver the following documents, duly executed as appropriate, to Buyer:

(a)                                  Certificate of Incorporation of the Company certified by the Secretary of State of the State of Florida;

(b)                                 Bylaws of the Company certified by the Company’s corporate Secretary;

(c)                                  Certificate of Good Standing of the Company from the State of Florida dated no earlier than ten (10) days prior to the Closing Date;

(d)                                 certified copies of resolutions adopted by the Board of Directors of the Company authorizing it to enter into this Agreement and to consummate the transactions contemplated hereby;

(e)                                  a certificate of Seller, dated as of the Closing Date, to the effect that (1) Seller is familiar with this Agreement and (2) the conditions specified in Sections 8.01(b) and 8.02 have been satisfied;

(f)                                    certificate(s) representing the Shares, duly endorsed in favor of Buyer;

(g)                                 an opinion dated the Closing Date of counsel to Seller, substantially in the form of Exhibit D;

(h)                                 Montone Employment Agreement;

(i)                                     the consents listed on Schedule 4.03; and

(j)                                     all other agreements, documents, certificates and instruments required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other agreements, documents, certificates and instruments as Buyer may reasonably request in order to effectuate the transactions contemplated hereby.

3.03                           Documents to be Delivered by Buyer at the Closing.  At the Closing, Buyer agrees to deliver the following documents or items, duly executed as appropriate, to the Company:

(a)                                  certified copies of resolutions adopted by the Board of Directors of Buyer authorizing it to enter into this Agreement and to consummate the transactions contemplated hereby;

(b)                                 a certificate of the President of Buyer, dated as of the Closing Date, to the effect that (1) the Person signing such certificate is familiar with this Agreement and (2) the conditions specified in Section 8.03 have been satisfied;

(c)                                  Indemnification Agreement;

(d)                                 the Cash Portion;

(e)                                  the Buyer Note;

(f)                                    the Non-Compete Consideration; and

(g)                                 all other agreements, documents, certificates and instruments required to be delivered to Seller at or prior to the Closing pursuant to this Agreement and such other agreements, documents, certificates, and instruments as Seller reasonably may request in order to effectuate the transactions contemplated hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Company and Seller, jointly and severally, hereby makes the following representations and warranties to Buyer:

4.01                           Organization and Qualification of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full power and authority, corporate and other, to own or lease its property and assets and to carry on the Business as presently conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of its business as now being conducted.  Seller has delivered to Buyer true and complete copies of the charter documents and bylaws of the Company as currently in effect.  The Business is and has always been conducted solely by and through the Company and through or by no other Person.  The Company has never conducted any business owned or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than “MRC Precision Metal Optics, Inc.”

4.02                           Authorization.

(a)                                  Seller is an individual residing in the State of Florida and has the power and capacity to, and is competent to, execute and deliver this Agreement and any Ancillary Agreements to be executed and delivered by Seller and to perform Seller’s obligations under this Agreement and such Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and such Ancillary Agreements will be as of the Closing Date, duly executed and delivered by Seller, and do or will, as the case may be, constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

(b)                                 The Company has full requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and such Ancillary Agreements by the Company, and the performance of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action.  This Agreement has been, and such Ancillary Agreements will be as of the Closing Date, duly executed and delivered by the Company and do or will, as the case may be, constitute valid and binding agreements of the Company, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

4.03                           Non-contravention.  The execution, delivery and performance of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the fulfillment of and compliance with the terms and conditions of this Agreement and the Ancillary Agreements by Seller and the Company do not or will not (as the case may be), with the passing of time or the giving of notice or both: (a) violate or conflict with or constitute a breach of or default under any term or provision of the articles of incorporation or bylaws of the Company; (b) except as set forth on Schedule 4.03, result in the loss of any benefit or in the creation of any Lien under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any material Contract (as hereinafter defined) or any other material contract, agreement, permit, franchise, license, note, bond, mortgage, lease or other instrument or arrangement applicable to the Company or Seller; (c) violate or conflict with or constitute a breach of or default under any judgment, decree or order of any Governmental Authority to which the Company or Seller is a party or by which any of them or their respective properties are bound or (d) violate or conflict with any statute, law, rule, regulation, ordinance, writ, judgment, decree, order or other requirement (collectively, “Laws”) of any Governmental Authority applicable to either the Company or Seller.  Except as set forth on Schedule 4.03, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required with respect to the Company or Seller in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

4.04                           Capitalization.

(a)                                  The Company’s authorized capital stock consists solely of 10,000 shares of Common Stock of which only the Shares are issued and outstanding.  All of the issued and outstanding shares of capital stock of the Company: (i) are duly authorized, validly issued, fully paid and nonassessable; (ii) are free and clear of any Liens; (iii) are held of record and beneficially owned by Seller; and (iv) were not issued in violation of the preemptive rights or similar rights of any Person or any agreement or Laws of any Governmental Authorities or any contract, agreement or instrument to which Seller or the Company is subject or bound, as a party or otherwise.  Except as disclosed on Schedule 4.04(a), (i) there is no voting trust, proxy or other agreement, arrangement, contract or other commitment of any kind whatsoever to which the Company or Seller is a party, or by which the Company or Seller, or any of the Company’s properties or assets, is bound with respect to the voting of any share of capital stock or other equity interest of the Company, (ii) no shares of capital stock of the Company are reserved for issuance or are held as treasury shares, (iii) there are no outstanding rights of first refusal or other transfer restrictions, preemptive rights, options, warrants, rights, calls or commitments, contingent or otherwise, relating to the capital stock of the Company, other than as contemplated by this Agreement; (iv) neither Seller nor any other Person has any rights to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of the Company, or holds securities or obligations of any kind convertible into, or exercisable or exchangeable for, any shares of the capital stock of the Company; and (v) there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Company.  There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote, whether contingent or otherwise, on any matters on which shareholders of the Company may vote.

(b)                                 Seller has good and marketable title to the Shares.  Upon delivery to Buyer of the certificate(s) representing the Shares, at the Closing, good and valid title to all of the issued and outstanding capital stock of the Company will pass to Buyer, free and clear of any Liens.  Other than this Agreement, none of the issued and outstanding shares of the capital stock of the Company are subject to any contract, agreement or other commitment with respect to the voting, dividend rights or disposition thereof.

4.05                           Subsidiaries.  The Company has never owned, and does not currently own, directly or indirectly, any capital stock or other equities, securities or interests in any other Person.  The Company has not agreed, contingently or otherwise, to share any profits, losses, costs or liabilities or to indemnify any Person or to guaranty the obligations of any Person.

4.06                           Personal & Real Property.

(a)                                  Except as disclosed on Schedule 4.06(a), the Company has good and marketable title to (or valid leasehold or contractual interests in) all real and personal property used in its business, free and clear of any Liens.  Schedule 4.06(a) also contains a complete list of all machinery, motor vehicles, computer equipment, other equipment, furniture, fixtures, and all other tangible personal property leased by the Company and used in connection with the Business on the date hereof pursuant to leases which involve monthly payments of more than $500 per month on account of any such lease.  Neither the Company nor any lessor of any such lease is in default under any such lease and no facts exists which, with notice and/or the passage of time, would constitute such a default.  All machinery, equipment, furniture, fixtures and other personal property of the Company is in good operating condition and fit for operation in the ordinary course of business (subject to normal wear and tear) with no defects that could interfere with the conduct of normal operations of such equipment, furniture, fixtures and other personal property and are suitable for the purposes for which they are currently being used.  All tangible personal property owned or leased by the Company has been maintained in accordance with generally accepted industry standards.  The real and personal property owned and/or leased by the Company constitute all those necessary or used to continue to operate the Business consistent with current and historical practice.

(b)                                 Schedule 4.06(b) contains a complete list of all real property, plants, structures and buildings owned or leased by the Company and used in connection with the Business (the “Business Real Properties”).  The Business Real Properties are (i) fit for operation in the ordinary course of business (subject to normal wear and tear), (ii) free of any material structural or other defects that could materially interfere with the conduct of the normal operations of such Business Real Properties and (iii) suitable for the purposes for which they are currently being used.  The plants, buildings and structures owned by the Company have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the Business as heretofore conducted and as presently planned to be conducted by Buyer.  None of the structures on any such owned or leased real property encroaches upon real property of another Person, and no structure of any other Person substantially encroaches upon any of such owned or leased real property.  Neither Seller, the Company, its Affiliates nor the Business Real Properties are on notice of being in violation of any Environmental Laws, building, land use, zoning, anti-pollution, health, occupational safety or other Law in respect of its Business Real Properties, plants, structures and equipment or their operations, and the Company and Seller have no knowledge of any such existing violations.  The structures located on the Business Real Properties are within the boundary lines and there are no encroachments on the Business Real Properties.  There are no Persons in possession of any Business Real Properties other than the Company.  Schedule 4.06(b) lists all material leases, subleases, licenses, concession agreements or other use or occupancy agreements that relate to the Business and pursuant to which the Company leases to or from any other party any Business Real Properties (the “Real Property Leases”).  Except as set forth on Schedule 4.06(b), all of the Real Property Leases, including all renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing, (i) are valid and in full force and effect, without default (or event which with notice or passage of time or both would constitute a default) on the part of any party to such Real Property Leases and (ii) have not been assigned, modified, supplemented or amended.  Except as set forth on Schedule 4.06(b), as of the Closing, the Real Property Leases and the Company’s interests thereunder will be free of all Liens in favor of creditors of the Company.  The Company has not received any notice of threatened condemnation proceedings, lawsuits or administrative actions relating to any of the Business Real Properties or any other matters which do or may materially adversely effect the current use, occupancy or value thereof as it relates to the Business, and there are no pending or, to Seller’s knowledge, threatened condemnation proceedings, lawsuits or administrative actions relating to any of the Business Real Properties or any other matters which, individually or in the aggregate, could result in a Material Adverse Effect.

The Company has not received any notice that any of the Business Real Properties or any of the structures, or the use, occupancy or operation thereof by the Company, violate any material governmental requirements, deed or other title covenants or restrictions.  The Company has obtained all material approvals of Governmental Authorities (including certificates of use and occupancy, licenses and other Permits) required to be held by it in connection with the use and occupancy of the Business Real Properties.

4.07                           Inventory.  Schedule 4.07 sets forth a true and complete listing of all Inventory used or held for sale in the Business as of April 30, 2004.  All of the Company’s Inventory consists of items which are (i) in conformity with applicable specifications, (ii) in good and merchantable condition, of a quality and quantity suitable and usable or salable in the ordinary course of business, (iii) not slow moving, obsolete, damaged, below standard quality or defective, (iv) in quantities not exceeding six (6) months requirements of the Company based on the use or sales rate therefore during the prior twenty-four (24) months of operation and (v) in compliance with all Laws affecting their sale and use.  For purposes of clause (iii) of the preceding sentence, all Inventories manufactured or otherwise owned by the Company for more than twenty-four (24) months in advance of the Closing Date shall be deemed to be “obsolete.”  The Company does not hold any material item of Inventory on consignment nor does it have title to any material items of Inventory in the possession of others.  Except as disclosed in Schedule 4.06, the Company has good and marketable title to all of such Inventory, free and clear of any Liens.  All of the Inventory is located either at the Facility or the places identified on Schedule 4.07.  The Company is not under any liability or obligation with respect to the return of Inventory in the possession of its customers.

4.08                           Financial Statements.

(a)                                  Seller has delivered to Buyer true and complete copies of (a) the unaudited balance sheet of the Company at each of December 31, 2001, December 31, 2002 and December 31, 2003 and the unaudited statements of operations and retained earnings and cash flows of the Company for the years then ended (in each case including the related notes and schedules thereto) (collectively, the “Financial Statements”), and (b) the unaudited balance sheet of the Company at June 30, 2004 and the unaudited statement of operations and retained earnings of the Company, on a combined and transaction-adjusted basis, for the six months ended June 30, 2004 (in each case excluding any notes or schedules thereto) (collectively, the “Interim Financial Statements”).  The Financial Statements and the Interim Financial Statements have been prepared in accordance with the books of account and records of the Company.  Each of the balance sheets included in the Financial Statements and the Interim Financial Statements (including the related notes and schedules, if any) fairly presents the financial position of the Company as of the dates of such balance sheets, and each of the statements of income and cash flows included in such statements (including the related notes and schedules, if any) fairly presents the results of operations and retained earnings and changes in cash flows, as the case may be, of the Company for the periods set forth therein.

(b)                                 Except for obligations and liabilities reflected in the Financial Statements, the Company has no off balance sheet obligation or liability of any nature (matured or unmatured, fixed or contingent) to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company.  All reserves that are set forth in or reflected in the Interim Financial Statements have been established in accordance with the books of account and records of the Company.  The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions, receipts and expenditures of Company are being executed and made only in accordance with appropriate authorizations of management and the Board of Directors of Company, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company, (iv) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Neither the Company, nor to the Company’s knowledge, any current or former employee, consultant or director of the Company, has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing.  Neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company’s financial statements.  No attorney representing the Company, whether or not employed by the Company, has reported to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents.  There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data.  There has been no change in the Company accounting policies since December 31, 2000, except as described in the Financial Statements.

4.09                           No Undisclosed Liabilities.  Except as disclosed in Schedule 4.09 the Company does not have any liabilities or obligations (whether absolute, contingent or otherwise) which are not adequately reflected or provided for in the unaudited balance sheet included in the Interim Financial Statements, except liabilities and obligations that have been incurred since the date of such balance sheet in the ordinary course of business consistent with past practice and that would not (individually or in the aggregate) have a Material Adverse Effect.

4.10                           Absence of Certain Changes.  Except as set forth in Schedule 4.10, since August 31, 2003, there has not been any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.  Except as set forth in Schedule 4.10, since August 31, 2003, the Company has conducted the Business in the ordinary and usual course consistent with past practices and has not: (i) sold, leased, transferred or otherwise disposed of any of the assets of the Business (other than dispositions in the ordinary course of business consistent with past practices); (ii) terminated or amended in any material respect any contract or lease to which the

Company is a party or to which it is bound or to which its properties are subject; (iii) suffered any material loss, damage or destruction whether or not covered by insurance; (iv) made any change in the accounting methods or practices it follows, whether for general financial or Tax purposes; (v) incurred any liabilities (other than in the ordinary course of business) none of which, individually or in the aggregate, are material; (vi) incurred, created or suffered to exist any Liens on the assets of the Company other than those listed on Schedule 4.06(a) or (b) or created in the ordinary course of business, none of which, individually or in the aggregate, are material; (vii) increased the compensation payable or to become payable to any of the officers or employees of the Business or increased any bonus, severance, accrued vacation, insurance, pension or other Employee Benefit Plan, payment or arrangement made by the Company for or with any such officers or employees; (viii) suffered any labor dispute, strike or other work stoppage; (ix) made or obligated itself to make any capital expenditures in excess of $5,000 individually or in the aggregate; (x) entered into any contract or other agreement requiring the Company to make payments in excess of $5,000 per annum, individually or in the aggregate, other than in the ordinary course of business consistent with past practices; (xi) written down the value of any asset of the Company or written-off (in full or in part) any accounts or notes receivable or any portion thereof; (xii) canceled, forfeited, have revoked or become delinquent with respect to any Permit; (xiii) instituted, settled or agreed to settle any litigation, action or proceeding, (xiv) made any distributions to Seller, other than payment of salary in the ordinary course of business consistent with past practices; (xv) entered into any agreement or taken any action not otherwise referred to in items (i) through (xiv) above that is material to the Business or (xv) entered into any agreement to do any of the foregoing.

4.11                           Litigation.  Except as set forth in Schedule 4.11, there are no suits, actions, demands, claims, arbitrations or proceedings or investigations pending or, to the knowledge of Seller, threatened against, relating to or involving the Company, the Business Real Properties or other assets owned or leased by the Company by any Governmental Authority or other Person.  Except as set forth in Schedule 4.11, none of the Company, the Business Real Properties or other assets owned by the Company is subject to or the subject of any judgment, decree, injunction, rule or order of any Governmental Authority and, to the knowledge of Seller, none of Business Real Properties or other assets leased by the Company is subject to or the subject of any judgment, decree, injunction, rule or order of any Governmental Authority.

4.12                           Compliance with Law.  Except as set forth in Schedule 4.12, (i) the Company is in compliance in all material respects with all applicable Laws of Governmental Authorities, (ii) the Company is not a party to or bound by any judgment, decree, injunction, rule or order of any Governmental Authority or a corporate integrity agreement or other formal or informal agreement with a Government Entity or enforcement action by a Governmental Authority, and (iii) the Company has all required governmental licenses, permits, certificates, approvals and authorizations (collectively, “Permits”) material to the Business and necessary for the conduct of the Business and the use of its properties and assets, as presently conducted and used.  Except as set forth in Schedule 4.12, since December 31, 1998, none of the Company or its directors, officers, employees and agents has been a party to or subject to any proceeding seeking to revoke, suspend or otherwise limit any Permit of the Company or such individual and the Company has not received any notice from any Governmental Authority that any of its properties, facilities, equipment, operations or business procedures or practices fails to comply in any material respect with any applicable Law or Permit.

4.13                           Tax Returns; Taxes.

(a)                                  Except as otherwise disclosed in Schedule 4.13(a): (i) all Tax Returns of the Company due to have been filed through the date hereof in accordance with any applicable law have been duly filed and are correct and complete in all respects; (ii) the Company has within the time and manner prescribed by applicable law paid or, prior to the Closing Date, will pay all Taxes required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any federal, state, foreign, local or other taxing authority, and has adequate reserves on the Financial Statements for any Taxes in excess of the amounts so paid; (iii) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed; (iv) all deficiencies asserted as a result of any examination of any Tax Returns have been paid in full, accrued on the books of the Company, or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (v) no claims have been asserted and no proposals or deficiencies for any Taxes are being asserted, proposed or, to the knowledge of Seller, threatened, and no audit or investigation of any Tax Return is currently underway, pending or, to the knowledge of Seller threatened; (vi) no claim has ever been made by an authority in a jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction nor, to the knowledge of Seller, is there any basis for any such claim; (vii) the Company has duly and timely withheld and paid over to the appropriate taxing authorities all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party under all applicable Laws; (viii) there are no outstanding waivers or agreements by or on behalf of the Company for the extension of time applicable to any claim for, or the period for the collection or the assessment of, any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any taxing authority; (ix) the Company has not filed a consent under Section 341(f) of the Code of 1986, as amended (the “Code”) and (x) the Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xi) the Company is not a party to, is not bound by, and does not have any obligation under, any Tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person; (xii) the Company is not a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person under U.S. Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (xiii) the Company has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations; (xiv) there are no Liens with respect to Taxes upon any of the assets or properties of the Company, whether owned or leased, other than with respect to Taxes not yet due and payable; and (xv) none of the assets owned by the Company is (A) Tax-exempt use property within the meaning of Section 168(h) of the Code or (B) property that is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

(b)                                 The Company has delivered to Buyer true and complete copies of all income Tax Returns (together with any agent’s reports and any accountants’ work papers) relating to the operations of the Company for each Tax period of the Company which Buyer has requested.

(c)                                  (i)  Except as set forth on Schedule 4.13(d), the Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (or any corresponding provision of state, local or foreign income Tax law) at all times during its existence and will continue to be an S corporation up to and including the Closing Date; (ii) the Company (y) has not acquired assets from another corporation in a transaction in which such Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor and (z) has not acquired the stock of any corporation which is a qualified subchapter S subsidiary; and (iii) Schedule 4.13(c)(iii) identifies, each state and local jurisdiction in which the Company files Tax returns and indicates whether the Company is treated as an S corporation for state and local income Tax purposes.

4.14                           Insurance.  Schedule 4.14 sets forth a true and correct list of all insurance policies or binders maintained by the Company on the date hereof and during the prior two (2) years relating to the Business showing, as to each policy or binder, the carrier, policy number, coverage limits, expiration dates, annual premiums, deductibles or retention levels and a general description of the type of coverage provided.  The policies and binders currently in effect are, and at all times prior to the Closing will be, in full force and effect.  All such policies and binders currently in effect are in the Company’s name and all premiums with respect to such policies and binders are currently paid.  The Company has not received notice of cancellation or termination of any such policy or binder nor has it been denied or has revoked or rescinded any policy of insurance, nor borrowed against any such policies or binders.  Also attached as Schedule 4.14 is a claim history evidencing all claims made against the Company’s policies and binders since January 1, 2000.  At all times prior to the Closing Date, the Company has maintained appropriate and adequate insurance policies covering its assets and all aspects of the Business.

4.15                           Environmental Matters.  Except as set forth on Schedule 4.15, (i) to Seller’s and the Company’s knowledge, the Business is being and at all times has been conducted in compliance with all Environmental Laws during Seller’s ownership of the Company, (ii) to Seller’s and the Company’s knowledge, and based on the Phase I and Phase II environmental assessments performed for Buyer by LFR Levine-Fricke, Inc. and reported on July 16, 2004 and July 20, 2004, respectively, the real property owned, leased or operated by the Business at any time (including, without limitation, soil, sediments, groundwater, or surface water on, under or adjacent to the properties and buildings thereon) (the “Affected Properties”) do not contain any Regulated Substance other than as permitted under applicable Environmental Laws, (iii) the Business has, and at all times has had, all permits, licenses and other approvals and authorizations required under applicable Environmental Laws for the operation of the Business, (iv) neither Seller nor the Company have received any notice from any Governmental Authority that the Company or any of its Affiliates may be a potentially responsible party in connection with any property, including third-party off-site properties or facilities used, directly or indirectly, by or otherwise related to the Business, including properties or facilities used by Seller or the Company for the transfer, storage or disposal of solid or hazardous waste, (v) no reports have been filed, or have been required to be filed, by the Company concerning the release of any Regulated Substance or the violation of any Environmental Law on or at the properties used in the Business, (vi) no Regulated Substance has been transferred or transported from, stored at, disposed of from, or otherwise handled at the Affected Property, other than as permitted under applicable Environmental Law, (vii) there have been no environmental investigations, studies, audits, tests, reviews, or other analyses conducted by or which are in the possession of the Company or any Affiliate of the Company relating to the Business, true and complete copies of which have not been delivered to Buyer prior to the date hereof, (viii) there are no underground storage tanks on, in or under any Affected Property and no underground storage tanks have been closed or removed from any Affected Property, (ix) the Company has not presently incurred, and the Affected Property is not presently subject to, any liabilities (fixed or contingent) relating to any suit, settlement, judgment or claim asserted or arising under any Environmental Law, (x) all documents filed by or on behalf of the Company or any Affiliate of the Company with any Governmental Authority pursuant to any Environmental Law were true, correct and complete and did not omit to state any fact required to be stated therein or necessary to make the statements therein not misleading, (xi) all Environmental Laws in existence at the time the Affected Property was occupied by the Company were complied with and (xii) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or other proceedings pending or threatened against the Business or the Company or any Affiliate of the Company with respect to the Business relating to any violations, or alleged violations, of any Environmental Law, and neither the Company nor any Affiliate of the Company have received any notices, demand letters or requests for information, arising out of, in connection with, or resulting from, a violation, or alleged violation, of any Environmental Law, and neither the Company nor any Affiliate of the Company have been notified by any Governmental Authority or any other Person that the Business has, or may have, any liability pursuant to any Environmental Law.  The sale of the Shares to Buyer, and the other transactions contemplated hereby, do not require any filing or registration with, notice to, or approval or consent by any Governmental Authority under any Environmental law, except as disclosed in Schedule 4.03.

4.16                           Employee Matters.

(a)                                  Schedule 4.16 contains a true, correct and complete list of (i) the employees currently employed by the Company (the “Employees”), including any agreement with any such Employee, and a description of the rate and nature of all current salary or wages payable by the Company to each Employee, including all accrued sick, personal and vacation days as of June 30, 2004, all fringe benefits and all other items owed to such Employees and (ii) all personnel policies, manuals, employee handbooks, summary plan descriptions and similar materials pertaining to the Business.  Except as set forth on Schedule 4.16, there are no other material forms of compensation paid to any Employee.  Except as specifically described in Schedule 4.16, all Employees currently employed by the Company are actively at work (or on vacation) and no Employee is currently on a leave of absence, layoff, suspension, sick leave, workers’ compensation, short or long-term disability, family leave, military leave, or otherwise not actively performing his or her work during all normally scheduled business hours (other than vacation).  The Company is not subject to any collective bargaining agreement.  There is no labor strike, dispute, slowdown or work stoppage or lockout pending or, to the Company’s or Seller’ knowledge, threatened against or affecting the Business and during the past three (3) years there has been no such action.  The Company has not entered into any agreement, arrangement or understanding restricting its ability to terminate the employment of any or all of the Employees at any time, for any lawful reason or for no reason.  No union organization campaign is in progress with respect to any of the Employees, and no question concerning representation exists respecting such Employees.  Each person classified by the Company as an independent contractor satisfies and has satisfied the requirements of any applicable law to be so classified, and the Company has fully and accurately reported such independent contractors’ compensation on IRS Forms 1099 when required to do so.

(b)                                 To Seller’s and the Company’s knowledge, the Company has been and is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such laws respecting employment discrimination, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, the Americans with Disabilities Act, human rights, employment standards and labor relations.  There is not now, nor within the past three (3) years has there been, any unfair labor practice complaint against the Company pending or, to the Company’s and Seller’ knowledge, threatened before any labor relations board or any other comparable authority.  The Company is in compliance with the requirements of the WARN Act and has no Liabilities pursuant to the WARN Act.  Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby will result in any obligation or liability on the part of the Company pursuant to the WARN Act.

4.17                           Employee Benefits.

(a)                                  Except as disclosed on Schedule 4.17(a), to Seller’s and the Company’s knowledge, neither the Company nor any of its ERISA Affiliates maintains or sponsors, or has any liability, contingent or otherwise, with respect to, any Benefit Arrangement.  Seller has delivered to Buyer true and complete copies of: (i) each written Benefit Arrangement document (including any amendments thereto) and a description of each unwritten Benefit Arrangement, (ii) each summary plan description relating to any Benefit Arrangement, (iii) each trust, insurance or other funding contract or agreement relating to any Benefit Arrangement, (iv) each administrative services contract or agreement relating to any Benefit Arrangement, (v) the three most recent annual reports for each Benefit Arrangement (including all related schedules), if applicable, (vi) all correspondence with or from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity relating to any Benefit Arrangement relating to any controversy or audit, and (vii) the most recent IRS determination letter, opinion, notification or advisory letter (as the case may be) for each Benefit Arrangement which is intended to constitute a qualified plan under Section 401 of the Code or other applicable Section of the Code.  Neither the Company nor any ERISA Affiliate has any obligation or commitment to establish, maintain, operate or administer any new Benefit Arrangement or to amend any Benefit Arrangement so as to increase benefits thereunder or otherwise.

(b)                                 To Seller’s and the Company’s knowledge, neither the Company nor any ERISA Affiliate has or has ever had any liability with respect to any Benefit Arrangement that is subject to Title IV of ERISA, including, without limitation, any “multiemployer plan,” as defined in Section 3(37) of ERISA, or any “single employer plan” within the meaning of Section 4001(a)(15) of ERISA.  Neither the Company nor any ERISA Affiliate has terminated a Benefit Arrangement with respect to which any liability or obligation remains outstanding.

(c)                                  To Seller’s and the Company’s knowledge, no Benefit Arrangement provides or has ever provided post-retirement medical, health or other welfare benefits, except to the extent required by Part 6 of Title I of ERISA or other similar state law.  To Seller’s and the Company’s knowledge, no Benefit Arrangement is or has ever been a “welfare benefit fund,” as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code

(d)                                 To Seller’s and the Company’s knowledge, each Benefit Arrangement conforms to, and has been operated and administered in compliance with, its terms and all applicable laws, including, but not limited to, the requirements of ERISA Sections 601 et seq. and 701 et seq. and Sections 4980B, 9801 and 9802 of the Code.  To Seller’s and the Company’s knowledge, each Benefit Arrangement intended to be qualified under Section 401(a) of the Code is so qualified and is the subject of a currently effective favorable determination, opinion, notification or advisory letter issued by the IRS to the effect that such Benefit Arrangement is so qualified and that the trust thereunder is exempt from federal income Tax under Section 501(a) of the Code.  To Seller’s and the Company’s knowledge, no event has occurred, and no event or condition exists, which could adversely affect the tax-qualified status of any such Benefit Arrangement.  To Seller’s and the Company’s knowledge, neither the Company nor any ERISA Affiliated has incurred or is subject to a Tax under Section 4979 of the Code.

(e)                                  There are no pending or, to the knowledge of the Seller or Company, threatened actions, suits, claims, trials, arbitrations, investigations or other proceedings by any Person, including any present or former participant or beneficiary under any Benefit Arrangement (or any beneficiary of any such participant or beneficiary) involving any Benefit Arrangement, or any rights or benefits under any Benefit Arrangement other than ordinary and usual claims for benefits by participants or beneficiaries thereunder.  Neither the Seller nor the Company has been notified of any audit or investigation of any Benefit Arrangement by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Authority.  To Seller’s and the Company’s knowledge, no event has occurred and no condition exists that could subject the Company or any Benefit Arrangement (including, but not limited to, any administrators, trustees or fiduciaries thereof) to the imposition of any Tax or penalty with respect to any Benefit Arrangement, whether by way of indemnity or otherwise.  To Seller’s and the Company’s knowledge, all contributions required to have been made or remitted and all expenses required to have been paid by the Company and/or any ERISA Affiliate to or under any Benefit Arrangement under the terms of any such plan, agreement or applicable law have been paid within the time prescribed by each such plan, agreement or law.  To Seller’s and the Company’s knowledge, all contributions to or under any Benefit Arrangement have been and are currently deductible under the Code when made.  To Seller’s and the Company’s knowledge, no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to any Benefit Arrangement for which a Tax, penalty or other liability of whatever nature could be incurred by the Company or any ERISA Affiliate, directly or indirectly.

(f)                                    Except as disclosed on Schedule 4.17(f), to Seller’s and the Company’s knowledge, no Benefit Arrangement provides for severance payments or benefits or any payments or benefits that are contingent, in whole or in part, upon a change in control of the Company or any ERISA Affiliate.  To Seller’s and the Company’s knowledge, there is no Benefit Arrangement covering any current or former employee or director of the Company or any ERISA Affiliate which, individually or in the aggregate, could reasonably be expected to give rise to the payment of any amount which would constitute an “excess parachute payment” (as defined in Section 280G of the Code).  To Seller’s and the Company’s knowledge, neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby will (i) result in any obligation or liability (with respect to accrued benefits or otherwise) on the part of the Company or any ERISA Affiliate with respect to any Benefit Arrangement, or to any present or former employee, director, officer, stockholder, contractor or consultant of the Company or any ERISA Affiliate, (ii) be a trigger event under any Benefit Arrangement that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, stockholder, contractor, or consultant, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, stockholder, contractor, or consultant of the Company or any ERISA Affiliate.

(g)                                 To Seller’s and the Company’s knowledge, each Benefit Arrangement may be amended or terminated without obligation or liability, other than those obligations and liabilities for which specific assets have been set aside in a trust or other funding vehicle or reserved on the Company’s balance sheet.

(h)                                 No Benefit Arrangement is required to comply with the provisions of any foreign law.

4.18                           Intellectual Property Rights.

(a)                                  The Company owns or has valid license rights to all of the Company’s Intellectual Property Rights.  All of the Company’s Intellectual Property Rights necessary for the conduct of the Business as it is presently conducted are set forth on Schedule 4.18(a).  Schedule 4.18(a) also sets forth a list of all registrations, applications for registration and similar filings with any Governmental Authority relating to the Company’s Intellectual Property Rights together with a description of the status thereof.  The Company has provided true and complete copies of all such registrations, applications and similar filings to Buyer, and has taken all action necessary to prosecute all of the Company’s existing applications and to maintain all such registrations in full force and effect, and has not taken or failed to take any action which could reasonably be expected to have the effect of waiving any right to the Company’s Intellectual Property Rights.

(b)                                 Schedule 4.18(b) lists all license agreements in respect of any of the Company’s Intellectual Property Rights either licensed by the Company as licensor to third parties or licensed by third parties to the Company as licensee.

(c)                                  None of the Company’s Intellectual Property Rights infringes on any rights owned or held by any other Person, and there is no claim pending or, to the Company’s and/or Seller’s knowledge, threatened contesting the Company’s right exclusively to use any of the Company’s Intellectual Property Rights.  To Seller’s knowledge, no Person is infringing, misappropriating or otherwise conflicting with the rights of the Company in any of the Company’s Intellectual Property Rights.  Except as set forth on Schedule 4.18, there are no claims pending or, to Seller’s knowledge, threatened, by any Person in respect of the ownership, validity, enforceability or use of any of the Company’s Intellectual Property Rights.

(d)                                 The Company has taken all reasonable measures to protect and preserve the security, confidentially, value and ownership of the Company’s Intellectual Property Rights and other Company confidential information.  Any and all notes, memoranda, and other information, in whatever form, inclusive of all originals and copies, pertaining to the Company’s Intellectual Property Rights are located at the Facility.  To Seller’s knowledge, none of the Company’s Intellectual Property Rights is part of the public domain or knowledge, nor has the Company’s Intellectual Property Rights been used by, disclosed or divulged to, or appropriated by or for the benefit of any Person other than the Company or otherwise to the detriment of the Business.

4.19                           Accounts Receivable.  Schedule 4.19 sets forth a true and complete listing of all accounts and notes receivable (“Accounts Receivable”) and an aging schedule reflecting the aggregate amount of all Accounts Receivable outstanding (i) 30 days or less, (ii) more than 30 days but less than or equal to 60 days, (iii) more than 60 days but less than or equal to 90 days, (iv) more than 90 days but less than or equal to 120 days and (v) more than 120 days.  All of the Accounts Receivable have arisen in the ordinary and regular course of business, represent bona fide transactions with third parties, are not subject to any counterclaims or offsets (except for those for which adequate reserves have been established in accordance with the books of account and records of the Company) and have been billed.

4.20                           Contracts.

(a)                                  Schedule 4.20(a) describes all contracts (except for usual and ordinary purchase orders executed in the normal course of business), agreements, leases, commitments, instruments, plans, permits or licenses, whether written or oral, with respect to the Business to which the Company is a party or is otherwise bound, of the type described below (collectively, the “Contracts”):

(i)                                     all agreements or commitments for the sale by the Business of products or services, or the purchase by the Business of raw materials, products or services;

(ii)                                  all agreements or commitments for the purchase by the Business of machinery, equipment or other personal property;

(iii)                               all capitalized leases, pledges, conditional sale or title retention agreements;

(iv)                              all employment agreements and commitments and all consulting or severance agreements or arrangements, including but not limited to all confidentiality agreements, non-disclosure agreements and agreements governing the ownership of work product;

(v)                                 all agreements relating to the consignment or lease of personal property (whether the Company is lessee, sublessee, lessor or sublessor);

(vi)                              all license, royalty or other agreements relating to the Intellectual Property Rights;

(vii)                           all agreements prohibiting the Company from freely engaging in the Business in any geographic area;

(viii)                        all agreements to provide rebates to customers of the Business, to the extent not reflected as a liability on the Financial Statements; and

(ix)                                any agreement other than those covered by clauses (i) through (viii) above relating to the Business and involving payment or receipt of more than $5,000 in the aggregate and all agreements which otherwise materially affect the Business.

(b)                                 To the Company’s or Seller’s knowledge none of the other parties to any such Contracts intends to terminate or materially alter the provisions of such Contracts either as a result of transactions contemplated hereby or otherwise, except as disclosed in Schedule 4.20(b).

(c)                                  Except as disclosed in Schedule 4.20(c), the Company is not in, nor has the Company given or received notice of, any default or claimed, purported or alleged default, or facts that, with notice or lapse of time, or both, would constitute a default (or give rise to a termination right) on the part of any party in the performance of any obligation to be performed under any of the Contracts.

(d)                                 True and complete copies of all written Contracts, including any amendments thereto, have been delivered to Buyer and such documents constitute the legal, valid and binding obligation of the Company and, to the Company’s and/or Seller’s knowledge, each other party purportedly obligated thereunder.

4.21                           Customers and Suppliers.  Schedule 4.21 sets forth a list of (a) the customers of the Company during the fiscal year ended December 31, 2003 and (b) the suppliers of the Company during the fiscal year ended December 31, 2003.  Except as set forth on Schedule 4.21, (a) no customer has notified or otherwise indicated to the Company that it will stop, or decrease the rate of, its purchases of materials, products or services from the Company, and no customer has, during 2004, ceased or materially decreased its purchases of any such materials, products or services from the Company and (b) no supplier of the Business has notified or otherwise indicated to the Company that it will stop, or decrease the rate of, or, other than publicly announced generally applicable price increases, materially increase the cost of, its supply of materials, products or services used by the Business, and no supplier has, during 2004, ceased, materially decreased the rate of or materially raised the cost of, any such materials, products or services.

4.22                           Accounts Payable.  Schedule 4.22 contains a true and complete list of all accounts payable of the Company as of the date hereof, including a breakdown in each case of the name of the creditor, the amount payable and the date on which such account became payable (the “Accounts Payable”).  All of the Accounts Payable were incurred in the ordinary course of business in connection with the Business and become due no later than sixty (60) days after the date of this Agreement.

4.23                           Ability to Conduct Business.  The consummation of the transactions contemplated hereby will enable Buyer to conduct the Business substantially as it is currently being conducted.

4.24                           Books and Records.  The books and records of the Company, including financial records and books of account, are complete and accurate and have been maintained in accordance with sound business practices.

4.25                           Brokers.  No person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from the Company in connection with this Agreement or any of the transactions contemplated hereby.

4.26                           Product or Service Liability.  To Seller’s knowledge, there are no design, manufacturing or other defects, latent or otherwise, with respect to such products and, except as related to the inherent toxiciry of some of the materials used in production, such products are not toxic.  There have been no voluntary or involuntary product recalls with respect to any products of the Business.  There is no material claim pending or, to Seller’s knowledge, threatened against or involving the Company or the Business relating to any services performed by the Company and alleged to have been defective or improperly rendered, or any products delivered by or sold by the Company which are alleged to be defective or not in compliance with contractual requirements.

4.27                           Banks; Powers of Attorney.  Schedule 4.27 annexed hereto sets forth (a) the names and locations of all banks, trust company, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature to which it has access, and of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto and (b) the names of all persons to whom the Company has granted a power of attorney, other than powers of attorney which have been terminated or have lapsed.

4.28                           Related Party Transactions.  Except as set forth in Schedule 4.28, no current or former partner, director, officer, employee or shareholder of the Company or any associate or Affiliate thereof, or any relative with a relationship of not more remote than first cousin of any of the foregoing, is presently, or during the twelve (12)-month period ending on the date hereof has been, (i) a party to any transaction with the Company, including any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder or such associate, or (ii) to Seller’s knowledge, the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present or potential competitor, supplier or customer of the Business, nor does any such Person receive income from any source other than the Company which relates to the business or should properly accrue to the Company.

4.29                           Full Disclosure.  No representation or warranty made by Seller or the Company in this Agreement, any Schedule, Exhibit, certificate or other information delivered, or to be delivered, by or on behalf of the Company or Seller in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.  There is no fact or circumstance that Seller has not disclosed to Buyer in writing that Seller presently believes has resulted in a Material Adverse Effect or could reasonably be expected to have a Material Adverse Effect.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

5.01                           Organization and Qualification of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, with full power and authority, corporate and other, to own or lease its property and assets and to carry on its business as presently conducted.  Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of its business as now being conducted.

5.02                           Authorization.  Buyer has full requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and such Ancillary Agreements by Buyer, and the performance of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action.  This Agreement has been, and such Ancillary Agreements will be as of the Closing Date, duly executed and delivered by Buyer and do or will, as the case may be, constitute valid and binding agreements of Buyer, enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

5.03                           Non-contravention.  The execution, delivery and performance of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the fulfillment of and compliance with the terms and conditions of this Agreement and the Ancillary Agreements do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the certificate of incorporation or bylaws of Buyer, (b) any material contract to which Buyer is a party, (c) any judgment, decree, rule or order of any Governmental Authority to which Buyer is a party or by which Buyer or any of its properties is bound or (d) any Law applicable to Buyer, except in the case of clauses (b), (c) and (d) for any such violation, conflict, breach, default, loss or acceleration which would not materially and adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.  No consent, approval, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required with respect to Buyer in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby.

5.04                           Brokers.  Except for The DAK Group, Ltd., no person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Buyer in connection with this Agreement or any of the transactions contemplated hereby.

5.05                           Purchase for Investment.  Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

ARTICLE 6

CERTAIN COVENANTS AND AGREEMENTS

6.01                           Access and Information.  Prior to the Closing, Buyer shall be entitled to make or cause to be made such reasonable investigation of the Business and the Facility as Buyer deems necessary or advisable, and Seller and the Company shall cooperate with any such investigation.  In furtherance of the foregoing, but not in limitation thereof, Seller and the Company shall permit Buyer and its agents and representatives to have reasonable and continued access to all applicable premises and books and records of the Company during regular business hours and shall furnish such financial and operating data (including, but not limited to, projections, forecasts, business plans, strategic plans and other data relating to the Business as Buyer shall reasonably request from time to time); provided, however, the Company shall be under no obligation to deliver to Buyer any information in violation of any non-disclosure or confidentiality agreement (but shall be required to disclose to Buyer the type of information not being so provided).  Buyer’s access shall include, and not be limited to, the Company permitting a Buyer representative to be present at the Facility during all normal business hours provided that such Buyer representative does not unreasonably interfere with the operations of the Business.  Prior to the Closing, Buyer shall not use any information obtained pursuant to this Section 6.01 for any purpose unrelated to the consummation of the Transaction and, if such transactions are not consummated, it will hold all information and documents obtained pursuant to this Section 6.01 in confidence unless and until such time as such information or documents otherwise become publicly available or unless it is advised by counsel that any such information or document is required by Law to be disclosed.  In the event that this Agreement is terminated, Buyer will deliver to the Company all documents so obtained by it and any copies thereof in the possession of Buyer or its agents and representatives or, at the option of the Company, Buyer shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to the Company.  No investigation by Buyer heretofore or hereafter made shall modify or otherwise affect any representations and warranties of Seller or the Company, which shall survive any such investigation; provided however, that Buyer has provided to Seller copies of its accountants’ report and its environmental reports which Seller may attach to its disclosure schedules.

6.02                           Interim Operations of the Business.  Prior to the Closing, except as otherwise expressly provided herein, Seller and the Company shall:

(a)                                  conduct the Business in the same manner as heretofore conducted, and use commercially reasonable efforts to preserve the business organization of the Company intact, keep available the services of the Employees and maintain the existing relations with franchisees, customers, suppliers, creditors, business partners, Employees and others having business dealings with the Company, to the end that the goodwill and ongoing business of the Company shall be unimpaired at the Closing Date;

(b)                                 not authorize for issuance, issue or deliver any additional shares of capital stock or securities convertible into or exchangeable for shares of capital stock, or issue or grant any right, option or other commitment for the issuance of shares of capital stock or of such securities, or split, combine or reclassify any shares of its capital stock;

(c)                                  not amend or modify the charter, bylaws or similar document of the Company;

(d)                                 not, with respect to the Business, institute any new methods of product development, purchase, sale, lease, management, accounting or operation other than minor changes consistent with prudent business practice or engage in any transaction or activity outside the ordinary course of business;

(e)                                  with respect to the Business, (i) maintain the books, records and accounts of the Company in accordance with prudent business practices and consistent with past practices, (ii) file, on a timely basis, with the appropriate Governmental Authorities all Tax Returns required to be filed and pay all Taxes due prior to the Closing Date and (iii) maintain, preserve and protect all of the assets of the Company in the condition in which they exist on the date hereof, except for ordinary wear and tear;

(f)                                    not permit the Company to modify, amend, terminate, or renew any Contract, except in the ordinary course of business, or waive, release or assign any material right or claim, in each case to the extent that such waiver, release or assignment relates to the Business;

(g)                                 notify Buyer prior to the Business entering into any new Contract, except in the ordinary course of business;

(h)                                 not permit the Company to enter into any material commitment or transaction outside of the ordinary course of business consistent with past practice;

(i)                                     not permit the Company to make any distributions to Seller other than payment of salary in the ordinary course of business consistent with past practices;

(j)                                     maintain supplies and inventory at levels that are in the ordinary course of business consistent with past practice;

(k)                                  continue to extend customers credit, collect accounts receivable and pay accounts payable and similar obligations in the ordinary course of business consistent with past practice;

(l)                                     not permit any insurance policy or binder pertaining to the Business to be canceled or terminated without notice to Buyer, except policies that are replaced without diminution or gaps in coverage;

(m)                               not permit the Company to settle any pending litigation or claim relating to the Business;

(n)                                 not permit the Company to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization that is inconsistent with the Transaction;

(o)                                 not permit the Company to make any material election with respect to Taxes, change any currently or previously effective election relating to Taxes, adopt or change any accounting method (except as required by Law or GAAP), whether or not relating to Taxes, enter into any closing agreement relating to Taxes, settle or consent to any claim or assessment relating to Taxes, waive the statute of limitations for any such claim or assessment, or file any amended Tax Return or claim for refund of Taxes;

(p)                                 not permit the Company to take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in ARTICLE 8 not being satisfied, or would make any representation or warranty of Seller contained herein untrue in any respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of the Company, Seller or Buyer to consummate the Closing in accordance with the terms hereof or materially delay such consummation;

(q)                                 not permit the Company to take any action (or omit to take any action) that would have or reasonably be expected to result have, individually or in the aggregate, a Material Adverse Effect;

(r)                                    not permit the Company to enter into any negotiation with respect to, or adopt or amend in any respect, any collective bargaining agreement relating to the Business;

(s)                                  except as may be required under any existing agreement or by Law, not permit the Company to grant or agree to grant any bonuses to any employee employed in the conduct of the Business, nor shall the Company increase the rates of salaries or compensation of the employees employed in the conduct of the Business or increase or provide any new pension, retirement or other employment benefits to any of the Employees, other than general increases made in accordance with the Company’s past practices;

(t)                                    cooperate in good faith with Buyer in communicating with the Employees regarding the Transaction;

(u)                                 operate the Business in compliance with all Laws;

(v)                                 use commercially reasonable efforts to preserve and protect all Permits; or

(w)                               permit the Company to enter into any agreement, contract, commitment or arrangement to do anything that it is prohibited from doing pursuant to this Section 6.02 and shall not authorize, recommend, propose or announce an intention to do anything that it is prohibited from doing pursuant to this Section 6.02.

6.03                           Non-Competition and Confidentiality.

(a)                                  Seller understands that Buyer shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by law and that, as a result of the transactions contemplated by this Agreement, Buyer shall have agreed to indemnify Seller with respect to certain personal loan guaranties, and would not have entered into this Agreement absent the provisions of this Section 6.03 and, therefore, for a period of five (5) years from the Closing Date (“Restricted Period”), Seller shall not, and shall cause each of his Affiliates not to:

(i)                                     directly compete with PPGI or its Subsidiaries (including as an employee, owner, partner, consultant, shareholder, director or officer of any other Person, business enterprise or entity), nor to otherwise render services (including administrative, executive, or managerial services), connected with the design, sale, merchandising, lease, or service of Competitive Products or Processes of PPGI or its Subsidiaries for any reason anywhere in the world.  Seller acknowledges and agrees that the market of PPGI’s and its Subsidiaries’ Competitive Products or Processes is a worldwide market and that the above geographic scope is reasonable and appropriate. For purposes of this Agreement, “Competitive Products and Processes” are products, services, or processes now or during the Restricted Period which are in existence or under development, and which are the same, similar to or in competition with those sold, possessed or rendered by PPGI or its Subsidiaries;

(ii)                                  solicit, either directly or indirectly, any person who during the Restricted Period is an employee of PPGI or its Subsidiaries; or

(iii)                               not use or disclose to any Person, without the written authorization of the President/CEO of PPGI, and shall hold in strictest confidence, any information, data, lists, documents, techniques, processes, formulae, developmental or experimental work, business secrets, work in process, trade secrets, or any other confidential information relating to the products, projects, programs, sales, marketing, customers, prices or business of PPGI or its Subsidiaries which are not generally known to the public, including without limitation any material developed by Seller, except as such disclosure or use is required in connection with Seller’s employment by PPGI or its Subsidiaries.  Information which is generally known to the public loses its confidential status hereunder only so long as neither Seller or any of his Affiliates directly or indirectly cause such information to become generally known to the public.  PPGI agrees that, notwithstanding this Section 6.03, in future engagements or employment, Seller may use any skill, knowledge, or experience Seller possesses or come to possess, which is not confidential information and which does not conflict with this Section 6.03.  Upon request of PPGI, Seller will deliver to PPGI only, and not retain for Seller’s own or other’s use, any and all notes, memoranda, specifications, devises, documents, plans, customer lists, price lists, tapes, computer disks/programs, and any other material including copies relating to Seller’s work or PPGI’s or its Subsidiaries’ products, projects, programs, or business obtained by PPGI or its Subsidiaries.

(b)                                 Section 6.03(a) shall be deemed not breached as a result of the ownership by Seller or his Affiliates of: (i) less than an aggregate of 5% of any class of stock of a Person engaged, directly or indirectly, in Competitive Activities.

(c)                                  Without limiting the generality of Section 11.04, the provisions of this Section 6.03 shall inure to the benefit of any subsequent transferee of the Business or any substantial portion thereof, whether or not this Agreement is assigned to such transferee.

(d)                                 In consideration of Seller agreeing to the provisions of this Section 6.03, at the Closing, Buyer agrees to pay to Seller the sum of $10,000 (the “Non-Compete Consideration”) by wire transfer or by certified or bank cashier’s checks.

(e)                                  Seller agrees and acknowledges that the restrictions contained in this Section 6.03 are reasonable in scope and duration, and are necessary to protect the legitimate business interests of Buyer.  Seller further agrees and acknowledges that any breach of this Section 6.03 will cause irreparable injury to Buyer and upon any breach or threatened breach of any provision of this Section 6.03, Buyer shall be entitled to temporary, preliminary and permanent injunctive relief (without the necessity of posting a bond or other equitable relief), specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies which Buyer may have as a result of such breach, including the right to seek monetary damages.

(f)                                    Each of the covenants in this Section 6.03 are to be construed as independent of any other covenants or other provisions of this Agreement.  If any court of competent jurisdiction at any time deems the Restricted Period unreasonably lengthy, or the Restricted Territory unreasonably extensive, or any of the covenants set forth in this Section 6.03 not fully enforceable, the other provisions of this Section 6.03, and this Agreement in general, will nevertheless stand and to the full extent consistent with applicable Law continue in full force and effect, and it is the intention and design of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Period be deemed to be the longest period permissible by law, but not in excess of the length provided for in this Section 6.03, and the Restricted Territory be deemed to comprise the largest territory permissible by Law under the circumstances, but not larger than the Restricted Territory).

(g)                                 The provisions of this Section 6.03 are severable, and the invalidity of any provision shall not affect the validity of any other provision.  It is the intention of the parties that this Section 6.03 be enforced to the fullest extent permitted and, therefore, in the event that any provision of this Section 6.03 or the application thereof is held to be unenforceable in any jurisdiction because of the duration or scope thereof, the parties hereto agree that the court or panel of arbitrators making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that this Section 6.03 in its reduced form shall be valid and enforceable to the full extent permitted by law, but no such reduction shall affect the enforceability of the express terms hereof in any other jurisdiction.

6.04                           Seller Release.  In consideration for the Purchase Price, as of and following the Closing Date, Seller knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue Buyer or the Company, their respective predecessors, successors, parents, subsidiaries and other Affiliates, and all of their respective current and former officers, directors, employees, agents, and representatives, from and for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Seller has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that such release shall not cover: (i) any claims against Buyer unrelated in any way to the Company, (ii) any claims arising under this Agreement, including any Exhibits or the Ancillary Agreements or (iii) any claims for accrued but unpaid wages and/or benefits pursuant to Benefit Arrangements that have been disclosed on Schedule 4.17 in each case (under clause (iii)) resulting from any Seller’s employment relationship with the Company after the Closing.

6.05                           Commercially Reasonable Efforts; Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.  Each of the Company, Seller and Buyer will use their respective commercially reasonable efforts to obtain consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement.  In the event that at any time after Closing any further action is necessary to carry out the purposes of this Agreement, Seller or Buyer, as the case may be, shall take all such action without any further consideration therefore.

6.06                           Third Party Proposals.  Neither the Company, Seller nor any Affiliate of the Company shall solicit or encourage inquiries or proposals with respect to, or furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, the Company or any business combination with the Company other than as contemplated by this Agreement (each, a “Transaction Proposal”).  The Company and Seller shall notify Buyer immediately if any Transaction Proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, the Company or Seller.  The Company and Seller shall, and shall cause their Affiliates to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted prior to the date hereof with respect to any Transaction Proposal.  If any Person (other than Buyer or its agents and representatives) has been provided with any confidential information or data relating to any Transaction Proposal, the Company shall cause such information or data to be immediately returned to it.  The Company shall cause its officers, directors, agents, advisors and Affiliates to comply with the provisions of this Section 6.06.

6.07                           Notification of Certain Matters.  The Company and Seller shall give written notice to Buyer promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence could reasonably be expected to result in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (ii) any failure of Seller, the Company or any officer, director, employee or agent of the Company, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to Buyer.

6.08                           Public Announcement; Contacts with Customers and Suppliers.  Subject to their respective legal obligations (including requirements or procedures of stock exchanges and other Governmental Authorities), prior to Closing, the Parties shall consult with one another regarding the timing and content of all public announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, employees and customers of the Company or the general public and shall agree upon the content of any such public announcement prior to its release.  This Section 6.08 shall not preclude Buyer or from filing this Agreement as an exhibit to any filings or reports to the United States Securities and Exchange Commission or as otherwise required by Law.  Prior to the Closing Date, Buyer, Seller and the Company shall cooperate in scheduling meetings between Buyer and the Company’s customers and suppliers.  Nothing contained in this Section 6.08 shall be construed to prohibit Buyer or Seller from making reasonable disclosures concerning the transactions contemplated herein in connection with obtaining third party consents and causing to be issued to Buyer the Permits necessary to operate the Business.

6.09                           Physical Inventory.  Prior to the Closing Date, Seller shall take a physical inventory (the “Inventory Determination”) of the Company’s Inventory as of the month-end closest to, and prior to, the Closing Date.  Buyer and its accountants shall have the right to observe the Inventory Determination.  The Inventory Determination shall include (i) a physical count of all Inventory which is of good and merchantable quality and useable in the ordinary course of business; and (ii) an examination of the invoices and/or other cost data upon which the value of the Inventory has been calculated in the Financial Statements (the “Inventory Cost Data”).  Inventory which is damaged, obsolete, defective or present in quantities which materially exceed the Company’s production requirements shall be excluded from the Inventory count and the Adjusted Inventory Amount (as defined below).  At the conclusion of the Inventory Determination, Seller shall prepare a report that (i) details, for each type of Inventory, the number of items of such type identified during the Inventory Determination and (ii) calculates the aggregate value of the Inventory utilizing the Inventory Cost Data (the “Adjusted Inventory Amount”).

6.10                           Automobile Refinancing.  As soon as practicable after the Closing, the Company and Seller shall re-title and refinance the automobile described on Schedule 6.10 without any further liability to the Company.

ARTICLE 7
TAX MATTERS

7.01                           Tax Periods Ending on or Before the Closing Date.  Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date.  Seller shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing, and shall not file any such Tax Returns without the prior written consent of Buyer, which consent may not be unreasonably withheld or delayed.  To the extent permitted by applicable law, Seller shall include any income, gain, loss, deduction, or other Tax items for such periods on his or her Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to Seller for such periods.

7.02                           Tax Periods Beginning Before and Ending After the Closing Date.  Buyer shall prepare or cause to be prepared, and file or cause to be filed, any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date.  Seller shall have the right to review and comment on such Tax Returns.

7.03                           S Corporation Status.  The Company and Seller have not revoked and will not, from the date hereof until the Closing Date, revoke the elections of the Company to be taxed as S corporations within the meaning of Sections 1361 and 1362 of the Code or any corresponding state or local elections.  From the date hereof until the Closing Date, the Company and Seller will not take or allow any action that would result in the termination of the status of the Company as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (or any corresponding provision of state, local or foreign income Tax law).

7.04                           Cooperation on Tax Matters.  Buyer, Seller, and the Company shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer or Seller, as the case may be, shall allow the other Party to take possession of a copy of such books and records.

7.05                           Apportionment of Taxes.  Seller and Buyer will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to close the Tax year of the Company on the Closing Date.  In any case where applicable law does not permit the Company to close its Tax year on the Closing Date, in the case of any Taxes that are imposed on a periodic basis and that are payable for a Pre-Closing Tax Period, the portion of such Tax that is payable for the Pre-Closing Tax Period shall (i) in the case of any such Taxes not based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period; and (ii) in the case of any such Taxes based upon or related to income or receipts, be determined on the basis of an interim closing of the books of the Company at the close of business on the Closing Date.  For purposes of clause (i) of this Section, any credits against any Tax (other than credits for payments of estimated Taxes and foreign Tax credits or credits carried forward from prior Tax Periods) shall be prorated based on the fraction employed in such clause (i).  For purposes of clause (ii) of this Section, a liability for any Tax with respect to a Pre-Closing Tax Period shall be the product derived by multiplying (x) the Tax for the entire Tax period by (y) a fraction, the numerator of which is the hypothetical Tax for the Pre-Closing Tax Period (determined on the basis of an interim closing of the books, without annualization) and the denominator of which is the sum of such numerator plus the hypothetical Tax for the balance of the Tax period (determined on the basis of such interim closing of the books, without annualization).  The hypothetical Tax for any period shall in no case be less than zero.

7.06                           Allocation of Purchase Price.  The Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting purposes) as set forth on Schedule 7.06.  Except as required by applicable Law, Buyer, Seller and the Company will file all Tax Returns (including amended returns and claims for refund) in a manner consistent with such allocation.

7.07                           Transfer Taxes.  Seller shall pay timely any stamp, stock transfer, sales, purchase, use or similar Tax under the laws of any Governmental Authority arising out of or resulting from the purchase of the Shares.  Seller shall prepare and file the required Tax Returns and other required documents with respect to the Taxes required to be paid by Seller pursuant to the preceding sentence and shall promptly provide Buyer with evidence of the payment of such Taxes.

7.08                           Tax Sharing Agreements.  All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

ARTICLE 8

CONDITIONS TO CLOSING

8.01                           Mutual Conditions.  The respective obligations of each Party to effect the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)                                  There will be no Law or any order of any nature enacted or issued by a Governmental Authority of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated as provided in this Agreement, no proceeding or lawsuit will have been commenced by any Governmental Authority for the purpose of obtaining any such injunction, writ or preliminary restraining order (unless thereafter vacated or reversed) and no written notice will have been received from any Governmental Authority indicating an intent to restrain, prevent or restructure the transactions contemplated by this Agreement (unless thereafter withdrawn), provided, however, that the parties shall use all commercially reasonable efforts to have any such injunction, writ, preliminary restraining order or written notice vacated or reversed.

(b)                                 All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority required in connection with the execution, delivery or performance of this Agreement, including without limitation, the consent of: the U.S. Small Business Administration (with respect to all loans guaranteed by it), will have been obtained or made, except where the failure to have obtained or made any such consent, approval, order, authorization, declaration or filing would not have a Material Adverse Effect.

8.02                           Conditions to Buyer’s Obligations.  The obligations of Buyer to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

(a)                                  The representations and warranties of Seller and the Company set forth in this Agreement shall in each case be true and correct in all respects (provided that representations and warranties qualified by materiality shall be read without such qualification), on and as the date hereof and on and as of the Closing Date, except where the failure of such representations and warranties to meet such standard does not have a Material Adverse Effect, and provided that those representations and warranties which expressly relate to a particular date shall be measured only on and as of such particular date.

(b)                                 Seller and the Company shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date.

(c)                                  Between August 31, 2003 and the Closing Date, there shall not have occurred any Material Adverse Effect, or any development which could be reasonably likely to result in a Material Adverse Effect.

(d)                                 All signatories other than Seller and Barbarann Roberts from the Company’s bank accounts, lock box accounts and other accounts listed in Schedule 4.27 shall have resigned as an authorized signatory thereto.

(e)                                  All consents, approvals, orders or authorizations of any Person (other than a Governmental Authority) listed on Schedule 4.03, including without limitation, the consents of (1) United Financial Group, Inc. (with respect to Equipment Lease Nos. 102362, 102363, 102364, 102420 and 102466) and (2) US Bancorp, shall have been obtained in writing by Seller or the Company to the reasonable satisfaction of Buyer.

(f)                                    Seller shall have provided evidence reasonably satisfactory to Buyer of the insurability of Seller under a “key man” life insurance policy in a minimum amount of One Million Dollars ($1,000,000) with a financially sound and reputable insurer having an A-rating or better from Best’s Rating Service (or any successor organization);

(g)                                 Seller shall have provided evidence reasonably satisfactory to Buyer that the Company’s working capital as of the Closing Date is at least equal to the Company’s working capital set forth on the Company’s balance sheet at August 31, 2003 which was previously provided to Buyer, which working capital shall be determined based on, and in conjunction with, the Inventory Determination;

(h)                                 The Inventory Determination shall have been conducted by Seller in a manner reasonably satisfactory to Buyer;

(i)                                     Buyer shall have completed its investigation of the Business and Buyer shall be satisfied in its sole discretion with the condition of the Business and its future prospects;

(j)                                     prior to or at Closing, Seller shall have delivered to Buyer all closing documents as shall be requested by Buyer in form and substance acceptable to Buyer’s counsel, including the documents described in Section 3.02; and

(k)                                  Seller shall have furnished a certification of nonforeign status in accordance with Treasury Regulations Section 1.1445-2(b)(2)(iv), or as otherwise required by Law.

8.03                           Conditions to Seller Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

(a)                                  The representations and warranties of Buyer set forth in this Agreement shall in each case be true and correct in all respects (provided that representations and warranties qualified by materiality shall be read without such qualification), on and as of the date hereof and on and as of the Closing Date, except where the failure of such representations and warranties to meet such standard does not materially and adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement, and provided that those representations and warranties which expressly relate to a particular date shall be measured only on and as of such particular date.

(b)                                 Buyer shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

(c)                                  Prior to or at the Closing, Buyer shall have delivered to Seller such closing documents as shall be reasonably requested by Seller in form and substance reasonably acceptable to Seller’ counsel, including the documents described in Section 3.03.

ARTICLE 9

TERMINATION

9.01                           Termination.  This Agreement may be terminated at any time prior to the Closing as follows:

(a)                                  by mutual consent of Seller and Buyer;

(b)                                 by either Seller, on the one hand, or Buyer, on the other hand, if the other party hereto shall breach in any material respect any of its representations, warranties, covenants or obligations contained in this Agreement and such breach is not cured within ten (10) days of receipt of written notice of such breach from the other party;

(c)                                  by Buyer if any authorization, consent, waiver or approval required for the consummation of the transactions contemplated hereby shall impose any condition or requirement, which condition or requirement Buyer determines, in its good faith judgment, to be materially burdensome or to deny to Buyer in any material respect the benefits intended to be obtained by Buyer pursuant to the transactions contemplated by this Agreement;

(d)                                 by Buyer if there occurs damage or destruction to the assets of the Business or the Facility in excess of Ten Thousand and No/100 Dollars ($10,000.00) which is not repaired or replaced by the Company to Buyer’s reasonable satisfaction prior to the Closing Date;

(e)                                  by Buyer if notice of any action, suit or proceeding shall be given to the Company by any Governmental Authority concerning the condemnation of any portion of the Business Real Properties; and

(f)                                    by either Seller or Buyer if the Transaction is not consummated on or before on the ninetieth (90th) day following the date hereof.

9.02                           Effect of Termination.  In the event of termination of this Agreement pursuant to this Article 9, this Agreement will forthwith become void and there will be no liability on the part of any Party or its respective partners, members, officers, directors or shareholders, except for obligations under Section 6.08 (Public Announcement; Contacts with Customers and Suppliers), Section 11.02 (Expenses), this Section 9.02 and the confidentiality agreements previously executed by the Parties, all of which will survive such termination.  Notwithstanding the foregoing, nothing contained in this Agreement will relieve any Party from liability for any breach of this Agreement prior to such termination.

ARTICLE 10

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

10.01                     Survival of Representations and Warranties.  Except as set forth below, the representations and warranties provided for in this Agreement shall survive the Closing for three (3) years from the Closing Date for the benefit of the parties hereto and their successors and assigns.  The representations and warranties provided for in Sections 4.02 (Authorization), 4.04 (Capitalization), 4.11 (Litigation), 4.13 (Tax Returns; Taxes), 4.15 (Environmental Matters), 4.17 (Employee Benefits) and 4.17(a) (Proprietary Rights) shall survive the Closing and remain in full force and effect forever.  The survival period of each representation or warranty as provided in this Section 10.01 is hereinafter referred to as the “Survival Period.”

10.02                     Indemnification.

(a)                                  At all times (i) prior to the Closing, the Company and Seller shall, jointly and severally, and (ii) after the Closing, Seller shall, indemnify and hold harmless Buyer, its Affiliates, officers, directors, employees, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel’s fees and other costs and expenses incident to any suit, action or proceeding) (the “Damages”) arising out of, resulting from or incurred in connection with (1) any inaccuracy in any material representation or the breach of any material warranty made by the Company or Seller in this Agreement for the applicable Survival Period, (2) the breach by the Company or Seller of any material covenant or agreement to be performed by it/him/her or them hereunder, (3) except as otherwise expressly provided in this Agreement, the Company’s ownership or operation of the Business prior to the Closing Date, (4) any claim with respect to Taxes imposed on or relating to the Company (including, without limitation, any liability for Taxes of any other Person under Treas. Reg. Sec. 1.1502-6 or any comparable provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise, including without limitation any indemnification obligation) for any Pre-Closing Tax Period, except to the extent such claim is otherwise subject to indemnification pursuant to this Agreement or (5) the debt relating to, and the re-titling and refinancing of, and, to the extent not covered by the insurance policies listed on Schedule 4.14, the personal use by Seller or Bonnie Montone of, the automobile described on Schedule 6.10.  Except as specifically provided herein, Seller’ indemnification obligations set forth in this Section 10.02(a) shall continue in full force and effect for a period of six (6) years except as they relate to representations and warranties, in which case the relevant indemnification obligations shall continue in full force and effect during the applicable Survival Period of such representation or warranty.

(b)                                 Buyer shall indemnify and hold harmless Seller, their Affiliates, officers, directors, employees, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all damages arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any material warranty made by Buyer in this Agreement for the applicable Survival Period, (ii) the breach by Buyer of any material covenant or agreement to be performed by it hereunder and (iii) the operation of the Business following the Closing.  Except as specifically provided herein, Buyer’s indemnification obligations set forth in this Section 10.02(b) shall continue in full force and effect for a period of six (6) years except as they relate to representations and warranties, in which case the relevant indemnification obligations shall continue in full force and effect during the applicable Survival Period of such representation or warranty.

(c)                                  Any Person providing indemnification pursuant to the provisions of this Section 10.02 is hereinafter referred to as an “Indemnifying Party” and any Person entitled to be indemnified pursuant to the provisions of this Section 10.02 is hereinafter referred to as an “Indemnified Party.”

10.03                     Procedures for Third Party Claims.  In the case of any claim for indemnification arising from a claim of a third party (a “Third Party Claim”), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or demand which such Indemnified Party has knowledge and as to which it may request indemnification hereunder.  The Indemnifying Party shall have the right to defend and to direct the defense against any such Third Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party unless (i) such Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party or (ii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim or (y) the Indemnified Party has one or more defenses not available to the Indemnifying Party.  Notwithstanding anything in this Agreement to the contrary, (i) the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party and (ii) the Indemnifying Party shall keep the Indemnified Party fully informed of the defense of the Third Party Claim.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third Party Claim or demand described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third Party Claim, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party.  The Indemnifying Party shall have no indemnification obligations with respect to any such Third Party Claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

10.04                     Procedures for Inter-Party Claims.  In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim and any relevant facts and circumstances relating thereto.  The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages.  The Indemnified Party and the Indemnifying Party shall negotiate in good faith regarding the resolution of any disputed claims for Damages.  Promptly following the final determination of the amount of any Damages claimed by the Indemnified Party, the Indemnifying Party shall pay such Damages to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party.  In the event that the Indemnified Party is required to institute legal proceedings in order to recover Damages hereunder, the cost of such proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements) shall be added to the amount of Damages payable to the Indemnified Party.

10.05                     Right of Set-Off.  Buyer shall have the right to set-off, against any amount which may be owed by Buyer to Seller, including pursuant to the terms of the Buyer Note and Section 2.03, any amount owed by Seller to Buyer pursuant to this Agreement.  The exercise of such right of set-off by Buyer shall not constitute a breach by Buyer of this Agreement or the agreement underlying such obligation.

ARTICLE 11

MISCELLANEOUS

11.01                     Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, five days after the date of mailing, as follows:

If to Buyer:

Photonic Products Group, Inc.
181 Legrand Avenue
Northvale, New Jersey 07647
Attention:  Daniel Lehrfeld
Facsimile:  (201) 767-9644

With a copy to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Attention:  Alan Wovsaniker, Esq.
Facsimile:  (973) 597-2400

If to Seller or the Company:

MRC Precision Metal Optics, Inc.
6455 Parkland Drive
Sarasota, Florida 34243
Attention:  Frank E. Montone
Facsimile: (941) 751-4249

With a copy to:

Nelson Hesse, Attorneys at Law
2070 Ringling Blvd.
Sarasota, Florida 34237
Attention:  Omer Causey, Esq.
Facsimile:  (941) 955-3708

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

11.02                     Expenses.  Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein, including without limitation, any legal expenses; provided that Buyer shall pay (i) expenses incident to the audit of the Company’s financial statements performed in connection with the transactions contemplated by this Agreement; and (ii) Seller’s attorney’s fees up to a maximum of $6,000 in the aggregate for the fees of Nelson Hesse, Attorneys at Law incurred prior to delivery by Buyer of the first draft of this Agreement, which fees shall be paid at the Closing.  The balance of Seller’s attorney’s fees shall be paid by Seller at the Closing.

11.03                     Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof.  Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New Jersey and the United States District Court for the District of New Jersey for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND ANY OF THE ANCILLARY DOCUMENTS (INCLUDING THE BUYER NOTE) AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

11.04                     Assignment; Successors and Assigns; No Third Party Rights.  Except as otherwise provided herein, this Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void.  Buyer may assign all of its rights under this Agreement to any Affiliate; provided such Affiliate assumes all of the obligations of Buyer hereunder.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.  This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

11.05                     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

11.06                     Titles and Headings.  The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

11.07                     Entire Agreement.  This Agreement, including the Schedules and Exhibits attached thereto, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

11.08                     Amendment and Modification.  This Agreement may only be amended or modified in writing signed by the party against whom enforcement of such amendment or modification is sought.

11.09                     Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

11.10                     Severability.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

11.11                     No Strict Construction.  Each of Buyer, the Company and Seller acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

11.12                     Risk of Loss.  Prior to the Closing, the risk of loss with respect to the assets of the Company shall remain with the Company and Seller.

11.13                     Attorney’s Fees; Costs of Litigation.  If any legal action or any other proceeding, is brought for the enforcement of this Agreement, or, because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney’s fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be entered into as of the day and year first above written.

COMPANY:

MRC PRECISION METAL OPTICS, INC.
a Florida corporation

By:	/s/ Frank Montone
Name: Frank Montone
Title: President

BUYER:

PHOTONIC PRODUCTS GROUP, INC.
a New Jersey corporation

By:	/s/ Daniel Lehrfeld
Name: Daniel Lehrfeld
Title: President

SELLER:

/s/ Frank Montone
Frank Montone, individually